Exhibit 99.1

For More Information Contact:

Christi Waarich
Manager of Investor Relations
Pain Therapeutics, Inc.
cwaarich@paintrials.com
650-825-3324

FOR IMMEDIATE RELEASE

                           PAIN THERAPEUTICS ANNOUNCES
                      FIRST QUARTER 2003 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - April 24, 2003 - Pain Therapeutics,  Inc. (Nasdaq:
PTIE), a medical research company, today reported financial results for the three months ended March 31, 2003.

The net loss for the quarter ended March 31, 2003 was $4.6 million, or $0.17 per share, compared to a net loss of $4.0 million, or $0.15 per share in the first quarter of 2002.

Cash and cash equivalents totaled $45.7 million at March 31, 2003. The Company continues to expect its cash requirements for 2003 to be approximately $20 million.

"We are pleased to have met our clinical and financial goals in the first quarter of 2003," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "We remain focused on developing Oxytrex(TM) and look forward to announcing the initiation of a Phase III pivotal trial in June of this year, pending safety results of a 21-day study."

Research and development expenses for the first quarter of 2003 increased to $3.8 million from $2.8 million in the first quarter of 2002 primarily due to costs related to the continued enrollment in a 21-day safety study with Oxytrex(TM).

General and administrative expenses decreased to $1.0 million in the first quarter of 2003 from $1.5 million in the first quarter of 2002 primarily due to lower non-cash equity related expenses as well as lower common occupancy expenses.

                                     -more-


Financial Outlook
Cash requirements are expected to continue to be slightly higher in the second half of 2003 compared to the first half of 2003. Our cash requirements and expenses will continue to fluctuate on a quarter-to-quarter basis and will depend on the timing of our clinical trials and development expenses for Oxytrex(TM) as well as the development of our other product candidates.

Upcoming Announcements
     o May - Corporate presentation at the CIBC World Markets Biotechnology Conference
     o June - Corporate presentation at the Needham & Company Biotechnology Conference
     o    June - Announce results of our 21-day safety trial with OxytrexTM
     o June - Announce initiation of a Phase III clinical study with OxytrexTM
     o June - Announce results of a pilot study in 50 patients treated with PTI-901, our proprietary drug for patients with irritable bowel syndrome

About Opioid Painkillers
Opioid ('narcotic') painkillers are drugs derived from opium and the poppy plant. The clinical use of opioid drugs to treat severe pain is widely accepted throughout the world. In the United States, opioid drugs exceed $3 billion in annual sales and account for over five percent of all prescription drug sales. Despite widespread use, opioid painkillers have debilitating effects that limit their usefulness at all doses. Chronic use may lead to tolerance, dependence, abuse, or, more rarely, addiction. As a result, some patients prefer to suffer through pain rather than endure the ill effects of opioid drugs. The under-treatment of pain is a serious and growing problem in the U.S. For example, according to the National Institutes of Health, over 40 million Americans are unable to find relief from their pain.

About Pain Therapeutics, Inc.
We are a medical research company specializing in the discovery and development of novel proprietary painkillers. We believe our lead drug candidate, OxytrexTM, may offer more pain relief (with no increase in side-effects) or lower tolerance/dependence, withdrawal effects or addiction potential compared to conventional forms of oxycodone. The market for oxycodone exceeded $1.5 billion in the United States in 2002. Pain Therapeutics is traded on NASDAQ under the symbol PTIE. For more information, please visit our website at www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is Pain Therapeutics' intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, any statements relating to the timing or anticipated results of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates, the size of the potential market for the Company's products, upcoming announcements by the Company, and net cash requirements and other expenses. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and its subsequent quarterly filings. The BUTTERFLY DESIGN/LOGO is a registered trademark of Pain Therapeutics, Inc.

                           -Financial Tables Follow-
                                     -more-

                            PAIN THERAPEUTICS, INC.
                        (A Development Stage Enterprise)
                       CONDENSED STATEMENTS OF OPERATION
                      (in thousands except per share data)
                                  (Unaudited)


                                                           Three months ended
                                                                March 31,
                                                        ------------------------
                                                          2003           2002
                                                        --------       --------
Operating expenses: (1)
    Research and development                            $  3,788       $  2,815
    General and administrative                               970          1,506
                                                        --------       --------
       Total operating expenses                            4,758          4,321
                                                        --------       --------
       Operating loss                                     (4,758)        (4,321)
Other income:
    Interest income                                          141            295
                                                        --------       --------
       Net loss                                         $ (4,617)      $ (4,026)
                                                        ========       ========
Basic and diluted loss per share                        $  (0.17)      $  (0.15)
                                                        ========       ========
Weighted-average shares used in computing
    basic and diluted loss per share                      27,157         26,909
                                                        ========       ========

(1) Included in research and development and general and administrative expenses are stock based compensation expenses of $103 and $342 for the three months ended March 31, 2003 and 2002.


                             PAIN THERAPEUTICS, INC.
                        (A Development Stage Enterprise)
                                 BALANCE SHEETS
                                 (Unaudited) (in
                                   thousands)

                                                       March 31,    December 31,
                                                         2003          2002
                                                      -----------  ------------
Assets
Current assets:
     Cash and cash equivalents                         $  45,664      $  50,091
      Interest receivable                                     46             55
      Prepaid expenses                                       326          1,101
                                                       ---------      ---------
            Total current assets                          46,036         51,247

Property and equipment, net                                1,917          2,003
Other assets                                                  75             75
                                                       ---------      ---------
            Total assets                               $  48,028      $  53,325
                                                       =========      =========

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                  $   1,728      $   2,648
     Accrue compensation and benefits                        389            273
     Accrued liabilities                                     202            180
                                                       ---------      ---------
            Total current liabilities                      2,319          3,101
                                                       ---------      ---------

Stockholders' equity
     Common stock                                             27             27
     Additional paid-in-capital                          103,248        103,254
     Deferred compensation                                  (195)          (304)
     Notes receivable from stockholders                     (123)          (122)
     Deficit accumulated during the development stage    (57,248)       (52,631)
                                                       ---------      ---------
            Total stockholders' equity                    45,709         50,224
                                                       ---------      ---------
            Total liabilities and stockholders' equity $  48,028      $  53,325
                                                       =========      =========

                                       ###